Exhibit 99.1

Kraton Corporation Announces Appointment of Two Additional Directors

HOUSTON, August 14, 2017 - Kraton Corporation (NYSE: KRA) (the “Company”), today announced the appointment of Ms. Shelley Bausch, Global Vice President, Global Industrial Coatings at PPG Industries, Inc., and Mr. Mark Blinn, former Chief Executive Officer and President of Flowserve Corporation, to the Company’s Board of Directors. The appointment is effective as of August 11, 2017.
“We are delighted to welcome Shelley Bausch and Mark Blinn to the Company’s Board of Directors,” said Dan F. Smith, the Company’s Chairman of the Board. “Shelley and Mark will broaden the expertise and perspectives of the Company’s board, ensuring well-rounded and effective oversight. These additions to our board are reflective of our focus on strategically refreshing our board talent and on increasing our board’s diversity.”
Kevin M. Fogarty, the Company’s President and Chief Executive Officer, added, “In these two excellent candidates, we have expanded the financial expertise and industry experience of our board. I am proud that our Company has continued to move forward with a commitment to identifying board candidates who bring a diverse range of perspectives, skills, and experience to our board.”
Ms. Bausch is the Global Vice President, Global Industrial Coatings at PPG Industries, Inc. where she has held the role since 2014. Ms. Bausch began her career at Dow Corning Corporation in 1988, and most recently served at Dow Corning Corporation’s Business Vice President, Finished Products from 2011 to 2014. Ms. Bausch earned a B.S. degree in business administration from Alma College and an MBA from the University of Michigan-Flint.
Mr. Blinn served in various positions at Flowserve Corp., including, most recently as the Chief Executive Officer and President from October 2009 until March 2017 and Chief Financial Officer from October 2004 to October 2009. Prior to Flowserve, Mr. Blinn held senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc. Mr. Blinn also was formerly an attorney with Smith, Barshop, Stoffer and Millsap, where he represented large financial institutions, foreign corporations and insurance companies in complex litigation issues. Mr. Blinn currently serves on the board of directors of Texas Instruments, Inc. Mr. Blinn earned a B.S. degree in engineering, an MBA and a J.D. degree from the Southern Methodist University.

ABOUT KRATON CORPORATION

Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable sources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.

Kraton and the Kraton logo and design are all trademarks of Kraton Polymers LLC.

For Further Information:
H. Gene Shiels
(281) 504-4886
gene.shiels@kraton.com